EXHIBIT 4.12

CERTIFICATE OF TRUST

OF

TAYC CAPITAL TRUST II

THIS Certificate of Trust of TAYC Capital Trust II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is TAYC Capital Trust II.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ CHRISTOPHER J. SLAYBAUGH
Name:	Christopher J. Slaybaugh
Title:	Financial Services Officer